Contacts:
Jennifer Lew	Michael Ostrach
Vice President, Finance	Vice President and Chief Business Officer
510-665-7217	510-665-7257
jlew@dynavax.com	mostrach@dynavax.com

DYNAVAX REPORTS SECOND QUARTER 2013 FINANCIAL RESULTS

BERKELEY, CA - July 29, 2013 - Dynavax Technologies Corporation (NASDAQ: DVAX) today reported financial results for the second quarter ended June 30, 2013. The Company had $89.2 million in cash, cash equivalents and marketable securities as of June 30, 2013. This compared to $125.1 million at December 31, 2012.

For the quarter ended June 30, 2013, Dynavax reported total revenues of $3.4 million compared to $2.7 million for the corresponding quarter ended June 30, 2012. Total revenues for the six months ended June 30, 2013 were $5.5 million compared to $5.0 million for the same period in 2012.

General and administrative expenses for the quarter ended June 30, 2013 were $7.6 million. This included significant one-time cash and stock-based severance costs of $3.0 million. Other than these organizational transition costs, general and administrative expenses decreased by 22% in the quarter.

For the six months ended June 30, 2013, general and administrative expenses were $16.4 million. This included significant one-time cash and stock-based severance costs of $5.5 million. Other than these organizational transition costs, general and administrative expenses decreased by 7% when compared to the same period in 2012.

Research and development expenses for the quarter ended June 30, 2013 were $12.8 million compared to $11.4 million for the second quarter of 2012. For the six months ended June 30, 2013, research and development expenses were $27.0 million compared to $23.8 million for the same period in 2012. This increase was due primarily to manufacturing activities and expenses related to the supply of a HEPLISAVTM component.

About Dynavax

Dynavax, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious and inflammatory diseases. The Company's lead product candidate is HEPLISAV, a Phase 3 investigational adult hepatitis B vaccine. For more information visit www.dynavax.com.

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DYNAVAX TECHNOLOGIES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Collaboration revenue	$ 1,356	$ 1,623	$ 2,239	$ 2,552
Grant revenue	1,395	882	2,155	1,969
Service and license revenue	641	179	1,083	513
Total revenues	3,392	2,684	5,477	5,034

Operating expenses:
Research and development	12,805	11,376	26,969	23,781
General and administrative	7,636	5,957	16,436	11,750
Total operating expenses	20,441	17,333	43,405	35,531

Loss from operations	(17,049)	(14,649)	(37,928)	(30,497)

Interest income	54	65	126	117
Interest expense	(27)	(589)	(59)	(1,176)
Other income (expense)	(142)	63	(128)	(59)

Net loss	$ (17,164)	$ (15,110)	$ (37,989)	$ (31,615)

Basic and diluted net loss per share	$ (0.09)	$ (0.09)	$ (0.21)	$ (0.20)

Shares used to compute basic and diluted net loss per share	182,913	167,697	182,934	161,564

DYNAVAX TECHNOLOGIES CORPORATION

SELECTED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

(Unaudited)
	June 30,	December 31,
	2013	2012
Assets
Cash, cash equivalents and marketable securities	$ 89,161	$ 125,130
Property and equipment, net	8,038	7,965
Goodwill	2,436	2,475
Other assets	4,377	4,182
Total assets	$ 104,012	$ 139,752

Liabilities and stockholders' equity
Deferred revenues	$ 10,166	$ 12,068
Other liabilities	9,187	12,858
Total liabilities	19,353	24,926
Stockholders' equity	84,659	114,826
Total liabilities and stockholders' equity	$ 104,012	$ 139,752

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